EXHIBIT 23(r)

SECRETARY'S CERTIFICATE

I, Mary Moran Zeven, Secretary of the streetTRACKS Series Trust (the "Trust"), hereby certify that the following resolution was approved by a majority of the Board of Trustees of the Trust at a meeting held on March 28, 2005:

RESOLVED, that Mary Moran Zeven and Scott Zoltowski be, and hereby is, authorized to execute and sign on behalf of Agustin Fleites, as President of the Trust, and Karen Gillogly, as Treasurer and CFO of the Trust, all amendments to the Trust's Registration Statement on Form N-1A pursuant to powers of attorney from Agustin Fleites and Karen Gillogly.

In witness whereof, I have hereunto set my hand this April 11, 2005.

/s/ Mary Moran Zeven
Mary Moran Zeven
Secretary